Exhibit 10.263

           SEPARATION AGREEMENT, GENERAL RELEASE AND WAIVER OF CLAIMS

     This Separation Agreement, General Release and Waiver of Claims ("Agreement") is entered into by and between David S. Pottruck ("Mr. Pottruck"), on the one hand, and The Charles Schwab Corporation and Charles Schwab & Co., Inc., their respective affiliates and the predecessors, successors and assigns of each of the foregoing (collectively "Schwab" or the "Company"), on the other hand, dated as of August 2, 2004 (the "Execution Date") and effective upon the expiration of the Revocation Period described in Paragraph 27(g), below ("Effective Date"). Together, Mr. Pottruck and the Company shall be referred to herein as "the Parties."

                                    RECITALS

     WHEREAS, Mr. Pottruck was requested by the Board of Directors of The Charles Schwab Corporation to step down from his position as Chief Executive Officer, whereupon he did so effective July 20, 2004.

     WHEREAS, the Parties now desire to definitively resolve, fully and finally, all differences, disputes and claims Mr. Pottruck might have against the Company and anyone connected with it through and including the Execution Date, including, but not limited to, those arising out of or relating to Mr. Pottruck's employment relationship with Schwab and the termination thereof.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Mr. Pottruck hereby agree as follows:

                                    AGREEMENT

     1. Resignation of Positions. Mr. Pottruck is deemed to have resigned as a Schwab Officer, from any and all Schwab directorships he holds, and from the Executive Committee effective as of July 20, 2004. Mr. Pottruck acknowledges and agrees that with the exception of his accrued vacation, he has received all wages due to him for services rendered as a result of his employment as Chief Executive Officer with, and services as an officer and director of, the Company up to and including July 20, 2004.

     2. Consideration. Subject to and upon satisfaction by Mr. Pottruck of the terms and conditions set forth in this Agreement, Schwab agrees to provide Mr. Pottruck the following consideration:

     (i) Schwab will continue to employ Mr. Pottruck, which it is not otherwise obligated to do, subject to the terms and conditions of this Agreement. Mr. Pottruck's employment with Schwab will end on the earlier of: 1) January 31, 2007; 2) the date Mr. Pottruck becomes employed by another employer, becomes an independent contractor, consultant, or a sole proprietor of a business, or acts as an officer, director, or partner in another public or privately held company (except as otherwise expressly provided in Paragraphs 8 and 9, below, with respect to approved outside business activity consistent with continued Schwab employment); or 3) on a date resulting from a violation by Mr. Pottruck of his obligations under Paragraphs 8 or 9 below. The date Mr. Pottruck's employment ends will be his Termination Date. Mr. Pottruck shall perform such duties as are reasonably assigned to him by Charles Schwab and shall report solely to Mr. Schwab regarding those duties. Except as specifically provided herein to the contrary, Mr. Pottruck agrees to comply with all Company policies (including but not limited to human resources, information security, compliance, the Code of Business Conduct, and all Compliance policies on outside business activities), up through and including his Termination Date;

     (ii) Schwab will pay Mr. Pottruck a monthly salary of eighty-three thousand three hundred thirty-three dollars and thirty-three cents ($83,333.33), less usual and customary taxes, withholding, and authorized deductions, in accordance with its usual payroll practices for the period commencing on August 1, 2004 and ending on September 30, 2004. Commencing on October 1, 2004 and ending on the Termination Date, Schwab will pay Mr. Pottruck a monthly salary of one-hundred thirty-five thousand seven hundred fourteen dollars and twenty-eight cents ($135,714.28), less usual and customary taxes, withholding and authorized deductions, in accordance with its usual payroll practices;

     (iii)On and following the Effective Date, Mr. Pottruck will continue to be eligible for all regular employee insured benefits (including life insurance, the executive medical plan, vision, and dental and excluding Short and Long Term Disability, except as otherwise required by law) on the same terms and conditions as the other plan participants in accordance with the terms of each plan through the Termination Date except to the extent the Termination Date is beyond twenty-four (24) months, the continuation of life insurance will cease after twenty-four (24) months;

     (iv) Schwab will pay Mr. Pottruck a lump sum payment of six million two hundred thousand dollars ($6,200,000.00), payable as soon as practicable after the Effective Date, less usual and customary taxes, withholding, and authorized deductions;

     (v) Schwab will allow Mr. Pottruck to continue to vest in the 365,498 Performance Shares awarded by the Performance Shares Award Agreement dated March 14, 2003 in accordance with the terms of the applicable plan documents and award agreement; provided that, subject to Paragraph 8, Schwab will cause all such Performance Shares to be fully vested without restriction as of Mr. Pottruck's Termination Date, and delivered to him as soon as practicable after the Termination Date and after Mr. Pottruck has made arrangements satisfactory to Schwab for the satisfaction of any withholding tax obligations that arise by reason of the vesting of such Performance Shares;

     (vi) Schwab will allow Mr. Pottruck to continue to vest in (a) 1,405,839 shares of Schwab Common Stock ("Schwab Stock") under the Nonqualified Stock Option Agreement dated May 9, 2003 and (b) 11,261 shares of Schwab Stock under the Incentive Stock Option Agreement dated May 9, 2003 in accordance with the terms and conditions of the applicable plan documents and option agreements; provided that, subject to Paragraph 8, Schwab will cause all such stock options to be fully vested and exercisable as of Mr. Pottruck's Termination Date;

     (vii)Schwab will allow Mr. Pottruck to continue to vest in 1,500,000 units awarded by the LTIP Award Agreement granted as of January 1, 2003 in accordance with the terms of the applicable plan document and award agreement, subject to Paragraph 8; and

    (viii)Schwab will provide appropriate office space that is agreeable to both parties provided, however, that if such space is located in a current Schwab location, Mr. Pottruck will be provided the use of the space for up to twenty-eight (28) months from the date of occupancy or until his Termination Date, whichever is earlier but if such space is not located in a current Schwab location and is leased from an outside source, Mr. Pottruck will have the use of the space for up to twelve
          (12) months from the date of occupancy or until his Termination date, whichever is earlier. Schwab will also provide one senior-level secretarial assistant and Executive Technology Group (ETG) support for twelve (12) months or until the Termination Date, whichever is earlier.

     3. No Other Employee Benefits. Mr. Pottruck is not eligible for any other benefits or payments not specifically provided for in this Agreement. Upon reaching the Termination Date, in accordance with federal and state regulations, Mr. Pottruck will be offered the opportunity to continue receiving certain insured group benefit coverage, such as medical benefits, for a period of time not to exceed eighteen (18) additional months, provided Mr. Pottruck pays the appropriate premiums for the coverage and returns the necessary paperwork. Mr. Pottruck will not be eligible to accrue vacation or floating holidays after July 20, 2004. Schwab will pay Mr. Pottruck all accrued but unused vacation and floating holidays accrued through July 20, 2004 on the next regularly scheduled payday following the Effective Date.

     4. Waiver of Benefits under The Charles Schwab Severance Pay Plan. Mr. Pottruck acknowledges and agrees that the consideration described in Paragraph 2, above, is in lieu of and a substitute for any severance benefits he may have been eligible to receive under The Charles Schwab Corporation's Severance Pay Plan or under any other severance or termination pay or benefits for which he may be eligible from the Company or any affiliates or subsidiaries. Mr. Pottruck expressly agrees that he waives any such rights or benefits in exchange for the rights and benefits provided under this Agreement.

     5. Retirement Savings and Investment Plan. Mr. Pottruck's active participation in The SchwabPlan Retirement Savings & Investment Plan shall cease as of September 30, 2004. Mr. Pottruck will not receive matching contributions or any discretionary profit sharing for 2004. Mr. Pottruck's vested interest in Company contributions (other than matching contributions, which are automatically fully vested) will be determined based on his service through the Termination Date.

     6. The Charles Schwab Corporation Stock Incentive Plans. Notwithstanding anything to the contrary in this Agreement, Mr. Pottruck agrees and acknowledges that (i) the nonqualified stock option agreement dated May 11, 1998 for 3,111,093 shares of Schwab Stock with an exercise price of $7.708 per share is hereby amended to provide that the options under such agreement will expire and will be exercisable no later than the date that is two (2) years after the Effective Date; and (ii) the incentive stock option agreement dated May 11, 1998 for 38,907 shares of Schwab Stock with an exercise price of $7.708 is hereby amended to provide that the options under such agreement will expire and will be exercisable no later than the date that is three (3) months after the Effective Date. Under the provisions of The Charles Schwab Corporation Stock Incentive Plans, Mr. Pottruck retains the right to exercise vested options for a specific period of time after his Termination Date. Except as provided in Paragraph 2(vi), any stock options that are not vested as of his Termination Date or as a result of his Termination Date are immediately canceled. (For clarity, as an example, this means that if a stock option plan provides for accelerated vesting upon an employee's termination by virtue of being age fifty (50) and having at least seven (7) years of service with the Company, then such a provision shall not be overridden by this Agreement, except as provided in Paragraph 8). The applicable Stock Option Agreement(s) and Plan documents govern the vesting and exercising of stock options. Except as provided in Paragraph 2(v), any performance shares that are not vested as of Mr. Pottruck's Termination Date or as a result of his Termination Date are immediately forfeited. The LTIP Award Agreement and Plan document govern the vesting of LTIP units. Any LTIP units that are not vested as of Mr. Pottruck's Termination Date or as a result of his Termination Date are immediately forfeited.

     7. Tax Treatment. Mr. Pottruck understands and agrees that Schwab is providing no tax or legal advice, and makes no representations regarding tax obligations or consequences, if any, related to any part of this Agreement. Mr. Pottruck further agrees that he will be responsible for his tax obligations or consequences that may arise from this Agreement (including without limitation the accelerated vesting of performance shares under Section 2), and he shall not seek any indemnification from Schwab in this regard. Mr. Pottruck further agrees to indemnify and hold Schwab harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments, penalties, taxes, attorneys' fees or recoveries by any governmental entity against Schwab for any failure by Mr. Pottruck to pay his taxes due and owing, if any, as a result of any payments under this Agreement.

     8. Early Termination Date. Mr. Pottruck understands and agrees that, except as permitted under Paragraph 9, if he accepts a position as an employee, acts as an independent contractor, consultant or sole proprietor, or acts as an officer, director, or partner in another public or privately held company at any time prior to January 31, 2007, he will notify Carrie Dwyer, EVP Corporate Oversight (or her designee), at (415) 636-5488 immediately. If Mr. Pottruck accepts any such position or otherwise begins to act in any such capacity with a company or entity that is not a Competitor Business ("Competitor Business" is defined for purposes of this Agreement on Exhibit A to this Agreement) then, except as otherwise provided in Paragraph 9, below, Mr. Pottruck's Termination Date will be deemed to be the next business day following his acceptance of and commencement of service in such position and he will receive a lump sum payment for the unpaid portion of the remainder of any payments due under Paragraph 2
(ii) and (iv), less usual and customary taxes, withholding and authorized deduction. (For avoidance of doubt, Mr. Pottruck will not be eligible for any further continued benefits pursuant to Paragraph 2(iii) or any further continued vesting pursuant to Paragraph 6 as of the new Termination Date, except as may be provided in the applicable plan or agreement, and resulting from the Termination Date.) The mere formation of a business entity in which Mr. Pottruck is a sole proprietor, member, shareholder, or employee will not, in and of itself, accelerate the Termination Date; however, Mr. Pottruck remains subject to the notification provisions of this Paragraph 8 and the provisions of Paragraph 9 with respect to any such business entity. If Mr. Pottruck accepts any such position or otherwise begins to act in any capacity with a Competitor Business at any time prior to January 31, 2007 without the written authorization of Carrie Dwyer (or her designee), his Termination Date will be deemed to be the next business day following his acceptance of such position, all remaining payments, benefits and continued vesting of performance shares and stock options under this Agreement shall cease immediately and all performance shares described in Paragraph 2(v), stock options described in Paragraph 2(vi) and LTIP units described in Paragraph 2(vii) that have not vested as of his Termination Date will be forfeited and cancelled as if Mr. Pottruck had been terminated for cause under the terms of the applicable performance share and stock option agreements. (For avoidance of doubt, Mr. Pottruck will not receive any payments for the unpaid portion of the remainder of the payments under paragraph 2(ii) or
(iv), his eligibility for any further benefits and vesting will cease as of the new Termination Date, any unvested performance shares, stock options, and LTIP units will be immediately canceled, and Mr. Pottruck shall not be entitled to any additional vesting as set forth in any retirement or any other provision under the applicable award agreements.) If Mr. Pottruck undertakes any activities in violation of this Paragraph 8, Paragraph 9, or this Agreement, his Termination Date will be accelerated immediately and all payments and benefits from the Company to Mr. Pottruck under this Agreement shall cease as of the new Termination Date and all such performance shares, stock options, and LTIP units that have not vested as of his Termination Date will be forfeited and cancelled as if Mr. Pottruck had been terminated for cause under the terms of the applicable agreements.

     9. Outside Business Activity. Notwithstanding the preceding Paragraph 8, Mr. Pottruck acknowledges while he is employed by the Company pursuant to the terms of this Agreement, he must continue to seek pre-approval from the Company for any outside business activities he may wish to undertake with other groups, organizations, companies, associations, etc., (non-profit or otherwise), in accordance with the Company's Compliance policies, regardless of whether he would receive compensation for the activity. For any type of proposed outside business activity, Mr. Pottruck agrees to inform Carrie Dwyer, EVP Corporate Oversight (or her designee), in advance, of the scope of the business activity, the time commitment, and his anticipated compensation, if any, for that activity. Outside business activity for purposes of this Paragraph 9 includes participation as a member of the Board of Directors of, or services as a consultant to, an outside organization and speaking engagements for any outside organization. Mr. Pottruck acknowledges and agrees that during the time he is employed by the Company pursuant to the terms of this Agreement, he shall not serve as a member of the Board of Directors of, or provide any services as a consultant to, any financial services firms that currently compete, or have announced their intention to compete, directly and materially with the Company. Schwab agrees that it will not unreasonably withhold its approval for Mr. Pottruck to participate on the Board of Directors of, provide services as a consultant to, or give speeches to non-profits and non-financial services firms, or financial services firms that do not currently directly compete with the Company.

     10. No Filings. Mr. Pottruck represents that as of the Execution Date, he has not filed any action, claim, charge, or complaint against Schwab or any other Releasee identified in Paragraph 12 below, with any local, state, or federal agency, self-regulatory organization ("SRO"), or court and that he will not make such a filing at any time hereafter based upon any events or omissions occurring prior to and up to the Execution Date. In the event that any agency or court assumes jurisdiction of any lawsuit, claim, charge or complaint, or purports to bring any legal or regulatory proceedings against Schwab or any other Releasee identified in Paragraph 12 below on Mr. Pottruck's behalf, he promptly will request that the agency, SRO, or court withdraw from or dismiss the lawsuit, claim, charge, or complaint with prejudice.

     11. Covenant Not to Sue. Mr. Pottruck covenants that he will not file, participate in, or instigate the filing of any lawsuits, complaints or charges by himself or by any other person or party in any state or federal court or any proceedings before any local, state, or federal agency, or SRO, except as required by law, claiming that Schwab or any other Releasee identified in Paragraph 12 below has violated any law or obligation based upon events or omissions occurring prior to and including the effective date of this Agreement. Notwithstanding the provisions of this Paragraph, nothing in this Agreement shall be construed to preclude Mr. Pottruck from timely filing a complaint with the U.S. Equal Employment Opportunities Commission ("EEOC") or assisting any investigation conducted by the EEOC to the extent that such rights are not subject to waiver. In the event Mr. Pottruck breaches the covenant contained in this Paragraph 11, Mr. Pottruck agrees that he will indemnify Schwab and any other Releasee identified in Paragraph 12 below for all damages, fees, costs and expenses, including legal fees, incurred by Schwab or any other Releasee identified in Paragraph 12 below, in defending, participating in, or investigating any matter or proceeding covered by this Paragraph 11.

     12. Complete Release by Mr. Pottruck. Mr. Pottruck - for himself and for his heirs, representatives, attorneys, executors, administrators, successors, and assigns - releases Schwab, and all of its affiliates, subsidiaries, divisions, parent corporations, and stockholders, officers, directors, partners, servants, agents, employees, representatives, attorneys, employee welfare and retirement plans and the respective plan administrators and fiduciaries, past, present, and future, all persons acting under, by, through, or in concert with any of them, and each of them (all of whom are hereinafter referred to as "Releasees"), from any and all actions, causes of action, grievances, obligations, costs, expenses, damages, losses, claims, liabilities, suits, debts, demands, and benefits (including attorneys' fees and costs actually incurred), of whatever character, in law or in equity, known or unknown, suspected or unsuspected, matured or unmatured, of any kind or nature whatsoever, based on any act, omission, event, occurrence, or nonoccurrence from the beginning of time up to and including the Execution Date of this Agreement, including but not limited to any claims or causes of action arising out of or in any way relating to Mr. Pottruck's employment relationship with Schwab or any other Releasee.

     This release of claims includes, but is not limited to, claims for breach of any implied or express contract or covenant; claims for promissory estoppel; claims of entitlement to any pay (other than the payments promised in Paragraph
2); claims of wrongful denial of insurance and employee benefits, or any claims for wrongful termination, public policy violations, defamation, invasion of privacy, fraud, misrepresentation, unfair business practices, emotional distress or other common law or tort matters; claims of harassment, retaliation or discrimination under federal, state, or local law; claims based on any federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Labor Management Relations Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Labor Code, the California Government Code, and the Employee Retirement Income Security Act. It is expressly understood by Mr. Pottruck that among the various rights and claims being waived by Mr. Pottruck in this Agreement are those for age discrimination arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. sec. 621, et seq.), as amended.

     13. Release of Unknown Claims. In order to make this release effective as to unknown, unsuspected or concealed claims, Mr. Pottruck expressly waives the benefits of Section 1542 of the California Civil Code, which provides:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     In making this waiver, Mr. Pottruck acknowledges that he may hereafter discover facts in addition to or different from those which he now believes to be true with respect to the subject matter released herein, but agrees that he has taken that possibility into account in reaching this Agreement and that, notwithstanding the discovery or existence of any such additional or different facts, Mr. Pottruck fully, finally, and forever settles and releases any and all such claims.

     14. Successors. This Agreement shall be binding upon the Parties, and their heirs, representatives, executors, administrators, successors, insurers, and assigns, and shall inure to the administrators, predecessors, successors, and assignees of each of the Parties. In the event of Mr. Pottruck's death, the benefits payable to Mr. Pottruck under this Agreement shall inure to the benefit of his heirs, successors, and assigns.

     15. Indemnification. Nothing in this Agreement (including the release contained herein) shall be construed to limit Mr. Pottruck's right to indemnification or contribution pursuant to Delaware or California law or the Company's bylaws arising from actions actually or allegedly taken in the scope of his employment with the Company.

     16. Release by Schwab. In consideration of this Agreement, Schwab, its former and current officers, directors, employees, representatives, attorney, subsidiaries, insurers, predecessor, affiliates, and successors hereby release and discharge Mr. Pottruck from any and all claims, liabilities, or obligations of every kind and nature, whether now known or unknown, suspected or unsuspected, arising out of or in connection with or relating to Mr. Pottruck's employment with Schwab, provided, however, that Schwab, its former and current officers, directors, employees, representatives, attorneys, subsidiaries, insurers, predecessor, affiliates, and successors do not release Mr. Pottruck from any misconduct other than ordinary negligence in the performance of his duties at Schwab, nor any loan, mortgage, or other personal obligation incurred with Schwab or any affiliated institution.

     17. No Attorney's Fees and Costs. The Parties will bear their own respective costs and fees, including attorney's fees incurred in connection with the negotiation and execution of this Agreement, except that Mr. Pottruck will be reimbursed for his attorneys' fees reasonably incurred in the negotiation and execution of this Agreement in an amount not to exceed $75,000, subject to review and approval by Carrie Dwyer (or her designee) of all appropriately documented invoices for the claimed attorneys' fees.

     18. Non-Disparagement and Cooperation.

          18.1 Non-Disparagement.

     Mr. Pottruck shall not make any oral or written statement which (a) is disparaging to the Company, or to the past or present directors, officers or employees of the Company, or any Releasee as defined above, or (b) is calculated to, or which foreseeably will, disrupt, disparage, damage, impair or otherwise interfere with the business or reputation of the Company, its past or present directors, officers or employees, or any Releasee as defined above, or (c) will disrupt, impair or otherwise interfere with the

Company's relationships with its employees, customers, agents, representatives or vendors (individually and collectively "disparaging statements"). Mr. Pottruck also agrees that he will direct his immediate family members and representatives not to make any disparaging statements. Mr. Pottruck further agrees to refrain from acting as a source (attributable or otherwise) or engaging in any formal or informal dialogue with the press or media regarding his experiences with or at Schwab that in any way injure or are detrimental to Schwab, or its past or present directors, officers or employees of the Company, or any Releasee as defined above, or regarding any information Mr. Pottruck may have acquired (first hand or otherwise) concerning Schwab operations, marketing or advertising strategies or plans, financial performance, recruitment or retention strategies, or internal policies and procedures or any other Schwab information (including but not limited to Schwab services, products, or offerings referenced in this Agreement). Nothing herein shall preclude Mr. Pottruck from cooperating with a governmental or SRO, in an investigation initiated by such agency, or testifying in a court of law if compelled by legal process to testify as a witness in a lawsuit in which Schwab or any Releasee is a defendant.

          18.2 Cooperation.

     Mr. Pottruck agrees not to encourage or assist in any litigation against Schwab or any Releasee or provide testimony in any matter in which Schwab or any Releasee has an interest unless he is required by law to do so. Mr. Pottruck agrees to cooperate fully with any Releasee, and any corporate affiliate of any Releasee, specifically including any attorney retained by any of the Releasees, in connection with any pending or future litigation or investigatory matter (including but not limited to any Schwab investigation into Compliance or other policy violations) in which and to the extent Schwab reasonably deems his cooperation to be necessary. Mr. Pottruck acknowledges and agrees that such cooperation may include, but shall in no way be limited to, Mr. Pottruck being available for an interview with any of the Releasees, or any attorney or agent retained by any of the Releasees, providing to any of the Releasees any documents in his possession or under his control relating to the litigation or investigatory matter, and providing truthful sworn statements in connection with the litigation or investigatory matter. Mr. Pottruck agrees to appear and give truthful testimony as a witness in any judicial, administrative, quasi-governmental, or investigatory proceeding as requested by Schwab. He also agrees, upon request by Schwab, to provide information to Schwab that he learned during the course of his employment relationship with Schwab. If Mr. Pottruck is served with process concerning any matter in which Schwab or any Releasee has an interest, he agrees to immediately notify Schwab. Schwab will reimburse Mr. Pottruck for reasonable travel expenses in accordance with the travel policies then in effect. This reimbursement is for Mr. Pottruck's convenience. Schwab confirms its expectation that Mr. Pottruck will provide truthful information in accordance with this paragraph.

          18.3 Non-Disparagement by Schwab.

     The current members of Schwab's Board of Directors and each current member of Schwab's Executive Committee will not make any oral or written statement to the press or media or to any persons not employed by the Company that is disparaging to Mr. Pottruck. Nothing herein shall preclude each current member of the Board of Directors and each current Executive Committee member from making disclosures as are necessary to Schwab's insurance carrier or cooperating with a governmental or SRO, in an investigation initiated by such agency, or testifying in a court of law if compelled by legal process to testify as a witness in a lawsuit.

     19. Confidential Information. Mr. Pottruck acknowledges that by reason of his employment as Chief Executive Officer with the Company (and, before attaining that position, as a senior executive with the Company), he had access to and did receive knowledge of Schwab's trade secrets and proprietary and confidential information ("Confidential Information"). Mr. Pottruck acknowledges and affirms his obligations to maintain the confidentiality of Confidential Information and not to use it or to disclose it to any third party in the future. Mr. Pottruck understands and agrees that the term "Confidential
Information" includes, but is not limited to, customer identity, customer account, personal or business information, customer lists, lead information, employee information (employment, personal, financial or account information), employee lists, know-how, computer hardware or software configuration or design, research and development, product designs, plans and/or methods (whether currently in use or in development), source codes, future developments, costs, profits, account valuation, pricing and pricing structure, technical, marketing, business, financial, or other information that constitute trade secret information, or information not available to competitors of the Company, the use or disclosure of which might reasonably be construed to be contrary to the interests of the Company. Mr. Pottruck also agrees that Confidential Information is a valuable and unique asset that Schwab actively protects and that unauthorized use and/or disclosure of Confidential Information could cause immediate and irreparable harm to Schwab.

     20. Non-Solicitation of Employees. Mr. Pottruck agrees that any attempt on his part to induce any employee, consultant or contractor to leave his/her assignment or employment with any Schwab entity, or any other effort by Mr. Pottruck to interfere in those relationships will be harmful and damaging to the Schwab entity. Therefore Mr. Pottruck will not, at any time up to and including January 31, 2007, in any way (directly or indirectly), on his own behalf or on behalf of any other person or entity solicit or attempt to solicit or induce (which shall include, but is not limited to, contact or communication in any manner for the purpose of soliciting or inducing) any employee, vendor or independent contractor of, or consultant to a Schwab entity to leave his or her employment or assignment. Nothing in this paragraph is intended to prevent Mr. Pottruck from discussing possible employment or assignments with any employee, consultant, or independent contractor who contacts him directly of his or her own volition without Mr. Pottruck's solicitation or attempted solicitation of him or her.

     21. Non-Solicitation of Customers. Mr. Pottruck acknowledges that his position as Chief Executive Officer with the Company (and, before attaining that position, as a senior executive with the Company) has been special, unique, and intellectual in character, has placed him in a position of particular confidence and trust with Schwab customers, and has given him unique access to confidential and proprietary information concerning, among other things, Schwab's business and customers. Accordingly, Mr. Pottruck will not, at any time up to and including January 31, 2007, directly or indirectly, either for himself or for any other person or entity, (i) make known to any person, firm, or corporation the names or addresses of or any information pertaining to the Company's customers (including any person or entity who during the twelve (12) months prior to such time was a customer of any Schwab affiliate or subsidiary) or (ii) solicit or attempt to solicit (which shall include, but is not limited to, contact or communication in any manner for the purpose of soliciting or inducing) any of the Company's customers in an attempt to divert, transfer, or otherwise take away business or prospective business from Schwab, including without limitation those on whom he called or whom he solicited or with whom he became acquainted while engaged as an employee with the Company.

     22. Injunctive Relief. Mr. Pottruck acknowledges and agrees that the restrictions contained in Paragraphs 18, 19, 20, and 21 are material inducements to the Company's willingness to enter into this Agreement and necessary to protect the good will, trade secrets, and confidential and proprietary information of the Company. Mr. Pottruck further acknowledges that the restrictions contained in these Paragraphs are reasonable in scope and duration, will not prevent him from earning a livelihood during the applicable period of restriction, are necessary to protect the legitimate interests of the Company, and that any breach by Mr. Pottruck of any provision contained in Paragraphs 18, 19, 20, and 21 will result in immediate irreparable injury to the Company for which a remedy at law will be inadequate. Accordingly, Mr. Pottruck acknowledges that the Company shall be entitled to seek permanent injunctive relief against him in the event of any breach or threatened breach by Mr. Pottruck of the provisions of Paragraphs 18, 19, 20, or 21 in addition to any other remedy that may be available to the Company, whether at law or in equity. The provisions of Paragraphs 18, 19, 20, or 21 shall remain unmodified and in full force and effect following the Termination Date. It is the intention of the Parties to this Agreement that the covenants and restrictions set forth in Paragraphs 18, 19, 20, and 21 be given the broadest interpretation permitted by law.

     23. Return of Confidential and Proprietary Information. Mr. Pottruck acknowledges that he has returned to Schwab any and all property, files, materials, records, manuals, written communications, or other items (including hard copy and electronic documents, disks, and files) that he received, obtained and/or created as part of his employment (excluding information Mr. Pottruck received about insured benefits) or that are in his possession or control belonging to Schwab or any of the Releasees, including but not limited to company sponsored credit cards or calling cards, pagers, computer software or hardware, keys, and identity badges. Mr. Pottruck agrees that in the event he later locates any such document, he will return it to Schwab immediately. The Parties agree to mutually cooperate in the Company's retention and protection of any material that may be necessary in the event of future circumstances that require reference to such materials.

     24. Breach of Agreement. If Mr. Pottruck undertakes any activities in violation of Paragraphs 8, 9, 18, 19, 20, or 21 or otherwise breaches any of his obligations under this Agreement, his Termination Date will be accelerated immediately and all payments and other benefits conferred under this Agreement (with the exception of unused vacation and floating holidays as set forth in Paragraph 3) shall cease; provided, however, that such breach by Mr. Pottruck and/or cessation of payments and benefits by the Company will not affect the validity or enforceability of the Parties' commitments under this Agreement (including but not limited to Mr. Pottruck's general release and waiver of claims contained herein).

     25. Corporate Approvals. The Company represents that it has obtained all necessary Corporate approvals in order to enter this Agreement.

     26. Licenses. Within thirty (30) days of Mr. Pottruck's Termination Date, a Form U-5 will be filed with the Central Registration Depository terminating his registration. Mr. Pottruck agrees that prior to Schwab's filing a Form U-5 terminating his registration, he will ensure compliance with all continuing education requirements for the licenses he holds. Additionally, Mr. Pottruck agrees that to the extent he maintains brokerage accounts at financial services firms other than the Company, he will identify the outside accounts and arrange for the submission of duplicate statements and trade confirmations for all outside accounts to the Chief Compliance Officer, Charles Schwab & Co., Inc., 101 Montgomery Street, SF101MNT-23-239, San Francisco, CA 94104. In the event Mr. Pottruck fails to meet the continuing education requirements, ensure that duplicate statements and trade confirmations are provided to Schwab, or violates any Company policy, the Company will immediately file a Form U-5 terminating his registration.

     27. Agreement is Knowing and Voluntary. Mr. Pottruck understands and agrees that he:

          a. has had 21 days within which to consider this Agreement before executing it;

          b. has carefully read and fully understands all of the provisions of this Agreement;

          c. is, through this Agreement, releasing Schwab and the other Releasees from any and all claims he may have against Schwab and the other Releasees, as stated herein, that have arisen up to the date of execution of this Agreement;

          d. knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

          e. knowingly and voluntarily intends to be legally bound by the same;

          f. was advised, and hereby is advised in writing, to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this Agreement; and

          g. has seven (7) days after signing this Agreement to revoke it; the Agreement will not become effective or enforceable until the seven-day revocation period has passed. Revocation can be made by delivering written notice of revocation to Carrie Dwyer, EVP Corporate Oversight, Charles Schwab & Co., Inc., 101 Montgomery Street, SF120KNY-29-119, San Francisco, CA 94104. For this revocation to be effective, written notice must be received by Carrie Dwyer no later than the close of business on the seventh
               (7th) calendar day after Mr. Pottruck signs this Agreement. If Mr. Pottruck revokes this Agreement, it shall not be effective or enforceable and Mr. Pottruck will not receive the benefits provided herein.

     28. Full and Independent Knowledge. The Parties represent that they have discussed thoroughly all aspects of this Agreement with their respective attorneys, fully understand all of the provisions of the Agreement, and are voluntarily entering into this Agreement.

     29. No Representations. The Parties acknowledge that, except as expressly set forth herein, no representations of any kind or character have been made to induce the execution of this Agreement.

     30. Ownership of Claims. Mr. Pottruck represents that he has not transferred or assigned, or purported to transfer or assign, any claim released by this Agreement. Mr. Pottruck further agrees to indemnify and hold harmless each and all of the Releasees against any and all claims based upon, arising out of, or in any way connected with any such actual or purported transfer or assignment.

     31. Non-Admission of Liability. Neither Party, by entering into and fulfilling this Agreement, admits to any wrongdoing or liability and each Party denies all allegations of wrongdoing.

     32. Other Representations. Mr. Pottruck represents that he has no pending claim for any work-related injury, and that his is not aware of any existing injury that would give rise to such a claim, whether under applicable worker's compensation laws or otherwise.

     33. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of California applicable to contracts made and to be performed entirely within California.

     34. Arbitration. Except with respect to judicial injunctive relief as provided in Paragraph 22 above, any dispute or breach arising out of the interpretation or performance of this Agreement shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association in San Francisco, California, to be administered by the American Arbitration Association or JAMS/Endispute, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. With the exception of initial forum fees, the Company shall bear all costs imposed by the American Arbitration Association or JAMS/Endispute to administer the arbitration including arbitrator's fees. The parties shall be allowed to conduct such discovery as permitted by the Commercial Arbitration Rules of the American Arbitration Association or by the arbitrator. At the conclusion of arbitration, the arbitrator shall issue an award in writing setting forth the basis for the award. The decision of the arbitrator shall be final and conclusive, and the Parties waive the right to trial de novo or appeal. Further, the prevailing party shall be entitled to recover its reasonable costs and attorney's fees. Excepted from this Paragraph is a complaint with the EEOC, including a challenge to the validity of this Agreement under the law, to the extent such an exception is required by law.

     35. Waiver. The failure of any Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     36. Miscellaneous.

          a. Both parties have participated in the drafting of this Agreement. The language of all parts in this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either party.

          b. Should any provision in this Agreement be declared or determined to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and the illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement, and all remaining provisions shall remain valid and enforceable.

          c. This Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements and understandings, written or otherwise, between the Parties pertaining to the subject matter of this Agreement.

          d. The headings used herein are for reference only and shall not affect the construction of this Agreement.

     37. Counterparts. This Agreement may be executed in one or more counterparts, by facsimile or original signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     38. Notification. Notice to be given under this Agreement to Schwab shall be to Carrie Dwyer, EVP Corporate Oversight, Charles Schwab & Co., Inc., 101 Montgomery Street, SF 120KNY-29-119, San Francisco, CA 94104 and to Mr. Pottruck shall be to Paul Escobosa, Coblentz, Patch, Duffy & Bass, LLP, One Ferry Building, Suite 200, San Francisco, CA 94111-4213.

     PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES THE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.


DAVID S. POTTRUCK                         CHARLES SCHWAB & CO., INC.

/s/ David S. Pottruck                     By: /s/ Christopher V. Dodds
--------------------------------             --------------------------------
                                          Its: EVP - Chief Financial Officer
                                              -------------------------------
Date: August 2, 2004                      Date: August 3, 2004
     ---------------------------               ------------------------------

Approved as to Form and Content:          THE CHARLES SCHWAB CORPORATION

/s/ Paul Escobosa                         By: /s/ Christopher V. Dodds
--------------------------------             --------------------------------
Paul Escobosa                             Its: EVP - Chief Financial Officer
Attorney for David S. Pottruck                -------------------------------
                                          Date: August 3, 2004
                                               ------------------------------

                                          By: /s/ Carrie E. Dwyer
                                             --------------------------------
                                          Its: EVP, General Counsel and
                                               Secretary
                                              -------------------------------
                                          Date: August 3, 2004
                                               ------------------------------

                         EXHIBIT A - COMPETITOR BUSINESSES

Except as otherwise agreed to in writing by an authorized representative of the Company, a Competitor Business will be defined as follows: 1) E*Trade Financial Corporation; E*Trade Financial Corporate Services, Inc.; E*Trade Access, Inc.; E*Trade Brokerage Holdings, Inc.; TD Waterhouse Investor Services, Inc.; Ameritrade Online Holdings Corporation; Ameritrade Advisory Services; Fidelity Brokerage Services, LLC; Fidelity Investments Institutional Services Company, Inc.; 2) any other company that is a financial institution regulated or registered by the federal banking regulators, the Securities Exchange Commission, the Commodity Futures Trading Commission, the National Association of Securities Dealers, or any equivalent state law that allows individuals or institutions to place or process orders for securities and/or other financial instruments (including, but not limited to banking functions and instruments) through any medium now known or later developed; or 3) any business that is determined in Schwab's sole and reasonable discretion to be competitive with the business activities of the Company or its affiliates or subsidiaries.